NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

Maumee, Ohio, May 3, 2017 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the first quarter ended March 31, 2017.

Company reports net loss of $3.1 million or $0.11 per diluted share; results include $7.8 million in pretax costs associated with exiting the Retail business and a $4.7 million pretax gain on the sale of the Florida farm centers.

•	Grain Group records a $12.3 million pretax year-over-year improvement, but incurs a pretax loss of $5.1 million

•	Ethanol Group delivers $1.7 million of pretax income on better margins despite continuing distillers dried grains (DDGs) margin pressure

•	Plant Nutrient Group earns pretax income of $6.7 million, including the gain on the sale of its Florida farm centers

•	Rail Group earns $6.1 million of pretax income in a continuing soft market

•	Retail Group records $6.8 million pretax loss, including exit costs

The Company reported a first quarter 2017 net loss attributable to The Andersons of $3.1 million, or $0.11 per diluted share, on revenues of $852 million. This result included pretax costs of $7.8 million related to closing the Company’s retail stores, which is scheduled to be completed by the end of the second quarter. This result also represents an $11.6 million or $0.41 per diluted share improvement over the net loss of $14.7 million, or $0.52 per diluted share, on revenues of $888 million recorded in the same period of 2016.

“Three of our four businesses posted better year-over-year results,” CEO Pat Bowe. “While we are not satisfied with our overall results, we continue to work hard to improve execution, sharpen our cost focus, and position the Company for profitable growth. We are closing our Retail business and sold underperforming Plant Nutrient Group assets in Florida. We also acquired a small specialty grain handling and milling business that further expands our food ingredient capabilities.”

Bowe continued, “For the second quarter in a row, our Grain Group improved year-over-year results in its base business by approximately $10 million as it registered improved space income that was partially offset by lower than expected basis appreciation in the quarter. In addition, post-harvest farmer selling has been slow. Grain’s affiliates also improved their performance year over year. Ethanol benefitted some from margin hedging but is still fighting both vomitoxin-related discounts and lower DDG values relative to corn. Plant Nutrient value added product margins continued to be compressed by oversupply during the quarter, although volumes are up year over year. Rail continued to profitably operate through what we believe are the later stages of a cyclical market downturn. Overall, we remain confident in our ability to deliver long-term value and growth to our shareholders.”

First Quarter Highlights

•
The Grain Group’s pretax income improved by $12.3 million over the first quarter of 2016, mostly as a result of improved space income. Our base grain business drove almost 80% of the improvement, with the group’s affiliates accounting for the rest.

•
Ethanol margins were better year over year, in large part because the group had hedged about half of its production coming into the quarter. DDG values have been negatively impacted by low demand from China and discounts due to vomitoxin in the Eastern Corn Belt. The group’s Albion expansion came on line late in the quarter, ahead of schedule, on budget and safely.

•	The Plant Nutrient Group’s volume and margins were comparable to first quarter 2016 levels. The Group recorded a $4.7 million pretax gain on the sale of its Florida farm centers in March.

•	Rail Group pretax income was down $3.3 million as fleet utilization dropped and maintenance and storage expenses increased.

•
The Retail Group recorded $7.8 million in pretax costs associated with closing the business. Almost all of the charges were for employee separation expenses. Gross profit generated in the early stages of inventory liquidation helped soften the impact of those charges.

First Quarter Segment Overview

Grain Group continues on its road to recovery

The Grain Group incurred a pretax loss of $5.1 million in the quarter, a $12.3 million improvement over the $17.4 million pretax loss the group incurred in the same period last year. The table below separates the results of Base Grain, which comprises grain facilities that the Company operates, from the earnings from investments in our grain affiliates, which include Lansing Trade Group (LTG) and Thompsons Limited.

$ in millions	First Quarter
Pretax Income	2017	2016	Vs
Base Grain	$(3.6)	$(13.3)	$9.7
Grain Affiliates	$(1.5)	$(4.1)	$2.6
Total Grain Group	$(5.1)	$(17.4)	$12.3

Base Grain pretax income improved by $9.7 million in the first quarter of 2017 compared to first quarter 2016 results. Space income improved by more than $9 million, and the sale of Iowa assets in the second quarter of 2016 eliminated the recurrence of about $1.4 million in losses. While the group’s merchandising margins improved over 2016 results, low prices kept growers largely sidelined and end users have not been motivated to pay carries to secure ownership later in the year. The result is that some normal first quarter activity has been pushed into the second and third quarters.

The group is aligned with current USDA forecasts of 90 million acres of corn and 89.5 million acres of soybeans. Acres could shift from corn to beans if the current cool and wet conditions continue. Current high grain stocks are expected to cause more corn to move by harvest time, which could create opportunity for the Grain Group.

Ethanol Group improves performance and new Albion capacity brought on line; DDG issues continue

The Ethanol Group earned pretax income of $1.7 million in the first quarter, a $4.4 million improvement over the $2.7 million pretax loss it incurred in the same period in 2016, primarily on higher year over year margins. Hedging decisions and slightly lower corn costs helped deliver those results despite robust industry production and stocks.

The new assets at the expanded ethanol production facility in Albion, Michigan became operational and the project was substantially completed in March, on time and on budget. This expansion has more than doubled the capacity of the plant that previously produced approximately 65 million gallons per year.

The group continued to realize discounts on DDGs during the quarter due to persistent problems with vomitoxin in the vicinities of the group’s three eastern facilities. Lower international demand for DDGs, particularly as a result of Chinese tariffs, put pressure on pricing and margins.

The four ethanol plants combined had a first quarter production record of more than 98 million gallons, about 4 percent over the comparable period, in part because the new Albion capacity was on line for part of the quarter. The group also successfully executed maintenance shutdowns at two of the four plants during the quarter.

Plant Nutrient Group earns pretax income of $6.7 million, including a $4.7 million pretax gain on the sale of Florida farm centers

The Plant Nutrient Group recorded pretax income of $6.7 million in the first quarter compared to pretax income of $1.7 million in the prior year period. The 2017 results included a $4.7 million pretax gain on the sale of its Florida farm centers in March.

The group continues to see lower margins in all segments except in base nutrients and in its lawn fertilizer business. The quarter was characterized by low prices, oversupply and choppy markets, leading the farm gate to delay buying decisions. Given these conditions, the group managed its inventory ownership positions conservatively.

Volumes of base nutrients (NPK) were down about 9 percent year over year, while higher-margin value added nutrient tons (low salt starter fertilizers, micro nutrients) were up 9 percent. Volumes of products in the group’s other businesses (Farm Centers, Lawn and Cob) were flat. Those margin and volume changes combined to reduce gross profit by almost $1 million. The Group’s productivity and efficiency efforts more than offset that reduction.

Early second quarter weather conditions have been wet and cool across the farm belt and have resulted in a slow start to the planting season in some areas. Continued unfavorable planting conditions could prove detrimental by shortening the growers’ fertilizer application window, pressuring margins as dealers and wholesalers with long positions try to sell out of them. As the season progresses, farmers may shift their planting intentions from corn to soybeans.

Rail Group registers solid results in spite of a continued weak market

The Rail Group earned first quarter pretax income of $6.1 million compared to $9.4 million in the same period of the prior year.

$ in millions	First Quarter
Pretax Income	2017	2016	Vs
Lease Income	$0.7	$4.4	$(3.7)
Utilization Rate	83.6%	91.5%	(7.9%)
Car Sales	$3.6	$2.4	$1.2
Services and Other	$1.8	$2.6	$(0.8)
Total Rail Group	$6.1	$9.4	$(3.3)

Base leasing operations earned $0.7 million, down $3.7 million year over year, on nearly 8 percent lower utilization. Utilization averaged 83.6 percent during the quarter compared to 84.8 percent sequentially and 91.5 percent during the same period last year. Average lease rates were flat, and maintenance and storage costs were higher than in the year-ago period.

Railcar sales generated $3.6 million of pretax income in the quarter compared to $2.4 million in the first quarter of 2016. While these transactions are part of the normal portfolio management process, they vary in size from quarter to quarter and year to year depending on rail market and financing conditions.

Rail’s service and other pretax income was $1.8 million in the quarter, down from $2.6 million in the same period of 2016. The prior year result included $1.1 million from the redemption of the group’s investment in a short line railroad. The group’s repair and fabrication facilities set all-time quarterly records for sales and pretax income during the quarter.

North American rail traffic began to improve year over year during the quarter against weak comparative 2016 volumes. In addition, Class I railroad efficiency declined from the previous quarter. However, railroad shipping volumes remain historically weak. Although the group continues to be well-positioned for this slower rail cycle, it expects modestly improved utilization rates to be coupled over the near term with leases of shorter duration with lower lease rates.

Company begins exiting the retail business

The Company began the process of closing its remaining four retail stores and shutting down the business during the quarter. The group’s net pretax loss of $6.8 million included closing costs of $7.8 million, most of which were employee separation expenses. The group managed the beginning stages of inventory liquidation well, allowing it to post better sales, gross profit and pretax income numbers than in 2016 without considering these unusual costs.

Corporate expenses continue to decrease

Unallocated Company level expenses for the first quarter of 2017 were $8.2 million, down $2.7 million from the $10.9 million incurred in the comparable 2016 period.

Conference Call

The Company will host a webcast on Thursday, May 4, 2017 at 11:00 A.M. ET, to discuss its performance and provide its updated outlook for 2017. To dial-in to the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 59598749). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/4857u2rj. Log on. Click on the phone icon at the bottom of the "webcast window" on the left side of the screen. Then, you will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select “Live Phone” to synchronize the presentation with the audio on your phone.

A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended March 31,
	2017	2016
Sales and merchandising revenues	$852,016	$887,879
Cost of sales and merchandising revenues	775,558	820,124
Gross profit	76,458	67,755

Operating, administrative and general expenses	81,947	79,881
Interest expense	6,100	7,051
Other income (loss):
Equity in earnings (losses) of affiliates, net	(1,878)	(6,977)
Other income (loss), net	7,897	3,246
Income (loss) before income taxes	(5,570)	(22,908)
Income tax provision (benefit)	(2,535)	(7,286)
Net income (loss)	(3,035)	(15,622)
Net income (loss) attributable to the noncontrolling interests	54	(926)
Net income (loss) attributable to The Andersons, Inc.	$(3,089)	$(14,696)

Per common share:
Basic earnings (losses) attributable to The Andersons, Inc. common shareholders	$(0.11)	$(0.52)
Diluted earnings (losses) attributable to The Andersons, Inc. common shareholders	$(0.11)	$(0.52)
Dividends declared	$0.160	$0.155

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$29,645	$62,630	$46,301
Restricted cash	752	471	718
Accounts receivable, net	190,628	194,698	207,740
Inventories	641,294	682,747	703,452
Commodity derivative assets - current	48,049	45,447	61,316
Other current assets	83,623	72,133	76,575
Total current assets	$993,991	$1,058,126	$1,096,102

Other assets:
Commodity derivative assets - noncurrent	$339	$100	$371
Other assets, net	$175,099	$180,445	$186,760
Equity method investments	208,993	216,931	236,083
	384,431	397,476	423,214
Railcar assets leased to others, net	342,936	327,195	337,661
Property, plant and equipment, net	440,395	450,052	462,661
Total assets	$2,161,753	$2,232,849	$2,319,638

Liabilities and equity
Current liabilities:
Short-term debt	$255,000	$29,000	$274,002
Trade and other payables	276,834	581,826	367,338
Customer prepayments and deferred revenue	81,628	48,590	100,384
Commodity derivative liabilities – current	29,914	23,167	33,394
Accrued expenses and other current liabilities	65,952	69,648	65,129
Current maturities of long-term debt	56,144	47,545	54,044
Total current liabilities	$765,472	$799,776	$894,291

Other long-term liabilities	$36,125	$27,833	$27,463
Commodity derivative liabilities – noncurrent	450	339	874
Employee benefit plan obligations	34,832	35,026	46,151
Long-term debt, less current maturities	365,971	397,065	402,360
Deferred income taxes	181,541	182,113	179,780
Total liabilities	1,384,391	1,442,152	1,550,919
Total equity	777,362	790,697	768,719
Total liabilities and equity	$2,161,753	$2,232,849	$2,319,638

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended March 31, 2017
Revenues from external customers	$478,528	$154,153	$146,587	$40,390	$32,358	$—	$852,016
Gross profit	23,649	5,540	25,808	12,308	9,153	—	76,458
Equity in earnings (losses) of affiliates	(1,345)	(533)	—	—	—	—	(1,878)
Other income, net	646	7	5,564	1,079	130	471	7,897
Income (loss) before income taxes	(5,073)	1,770	6,672	6,078	(6,846)	(8,171)	(5,570)
Income (loss) attributable to the noncontrolling interests	—	54	—	—	—	—	54
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(5,073)	$1,716	$6,672	$6,078	$(6,846)	$(8,171)	$(5,624)
Three months ended March 31, 2016
Revenues from external customers	$538,814	$114,693	$166,991	$39,609	$27,772	$—	$887,879
Gross profit	16,200	2,336	26,689	14,560	7,970	—	67,755
Equity in earnings (losses) of affiliates	(3,767)	(3,210)	—	—	—	—	(6,977)
Other income, net	668	30	795	1,377	89	287	3,246
Income (loss) before income taxes	(17,408)	(3,603)	1,704	9,375	(2,076)	(10,900)	(22,908)
Income (loss) attributable to the noncontrolling interest	(3)	(923)	—	—	—	—	(926)
Income (loss) before income taxes attributable to The Andersons, Inc.	$(17,405)	$(2,680)	$1,704	$9,375	$(2,076)	$(10,900)	$(21,982)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).